 EXHIBIT 99.1

Pac-Van, Inc. Announces Launch of Online Ordering Portal

Indianapolis, IN, February 14, 2019 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced the launch of its new online ordering portal today. This e-commerce launch allows customers to lease or purchase 20’ and 40’ containers from the nearest Pac-Van branch location with just a click of a few buttons.

Immediately available at www.pacvan.com/online-ecommerce/, customers have the option to rent PV3 safety containers or standard containers, with or without the option of solar lighting. If customers choose to purchase containers, they have three grades of containers from which to choose: premium, standard or as-is containers.

“We want to make it easy for current and new customers to do business with us. We have a dedicated team of Pac-Van sales professionals located throughout our 60 plus markets, and a centralized National Accounts team to facilitate the ordering process for our large regional and national customers,” said Ted Mourouzis, President and CEO of Pac-Van. “Our sales and operations team is committed to providing our customers with exceptional customer service, and our new online ordering portal is a natural extension of that commitment. We know that many consumers prefer e-commerce transactions, and our new portal provides that alternative. Customers can still call their local Pac-Van sales representative, but now they also have the option to order Pac-Van containers from their cell phone, desktop, or tablet, whether they are on the jobsite, in the office, or at home.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 60 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Pty Ltd (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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